Exhibit 99.1
FOR IMMEDIATE RELEASE
WILLBROS ANNOUNCES $250 MILLION SENIOR SECURED SECOND LIEN NOTE OFFERING
HOUSTON, TX, May 19, 2010 (MARKETWIRE via COMTEX) - Willbros Group, Inc. (NYSE: WG) today announced its intent to offer to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, $250 million aggregate principal amount of senior secured second lien notes due 2016 (the “Notes”). The proceeds of the proposed offering, together with 7,923,308 shares of Willbros common stock, $50 million in borrowings under a new term loan facility and cash on hand, will be used by Willbros to acquire, through a series of mergers, all of the outstanding stock of InfrastruX Group, Inc. The offering is subject to market and other customary conditions.
The Notes and the related guarantees have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes are being offered and sold only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

CONTACT:	Michael W. Collier
Vice President Investor Relations
Sales & Marketing
Willbros
713-403-8038
Connie Dever
Director Strategic Planning
Willbros
713-403-8035

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